Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

[date]

Intelsat, Ltd.,
       North Tower,
             Second Floor,
                    90 Pitts Bay Road,
                         Pembroke HM 08, Bermuda.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the “Act”) of up to $400,000,000 in aggregate principal amount of 5 1/4% Senior Notes due 2008 (the “2008 Exchange Notes”) of Intelsat, Ltd., a company organized under the laws of Bermuda (the “Company”), to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 5 1/4% Senior Notes due 2008 (the “Original 2008 Notes”) and up to $700,000,000 in aggregate principal amount of the Company’s 6 1/2% Senior Notes due 2013 (the “2013 Exchange Notes” and, together with the 2008 Exchange Notes, the “Exchange Notes”), to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6 1/2% Senior Notes due 2013 (the “Original 2013 Notes” and, together with the Original 2008 Notes, the “Original Notes”) pursuant to (i) the

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Indenture, dated as of April 1, 2002 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), and (ii) the Registration Rights Agreement, dated as of November 7, 2003 (the “Registration Rights Agreement”), among the Company and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as initial purchasers of the Original Notes, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

       Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, and the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and issued and delivered as contemplated in the Registration Statement and the Registration Rights Agreement, the Exchange Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of

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general applicability relating to or affecting creditors’ rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed that (i) the Company is duly incorporated and existing under the laws of Bermuda in good standing, (ii) each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered insofar as the laws of Bermuda are concerned and (iii) when the Exchange Notes are issued, the Exchange Notes will have been duly authorized, executed, authenticated, issued and delivered insofar as the laws of Bermuda are concerned.

     In connection with the foregoing opinion, we have also assumed that at the time of the issuance and delivery of the Exchange Notes there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and that the issuance and delivery of the Exchange Notes, all of the terms of the Exchange Notes and the performance by the

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Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

      We understand that you are relying, as to all matters governed by the laws of Bermuda, upon the opinion dated the date hereof of Conyers Dill & Pearman, Bermuda counsel to the Company, which is being delivered to you by such counsel.

     With your approval, we have relied as to certain matters on information obtained from public officials, officers and directors of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Exchange Notes will conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers and that the signatures on all

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documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,